Exhibit 10.9

SUBORDINATION AND INTERCREDITOR AGREEMENT

THIS SUBORDINATION AND INTERCREDITOR AGREEMENT (this "Agreement"), dated as of dated as of FEBRUARY 8, 2013 (the "Effective Date"), is made by THERMO CREDIT, LLC (the "Subordinated Creditor"), for the benefit of DCP TELETOUCH LENDER, LLC, in its capacity as agent for the Lenders (as hereinafter defined) (with its successors and assigns, the "Senior Agent").

WHEREAS, pursuant to that certain LOAN AND SECURITY AGREEMENT dated as of the date hereof (as amended and in effect from time to time, including any replacement agreement or agreements therefor, the "Senior Loan Agreement"), by and among TELETOUCH COMMUNICATIONS, INC., a Delaware corporation and PROGRESSIVE CONCEPTS, INC., a Texas corporation (each a "Company" and collectively, the "Companies"), the Senior Agent and the lending institutions party thereto (each a "Senior Lender" and collectively, the "Senior Lenders"), the Senior Lenders have agreed, upon the terms and subject to the conditions contained therein, to make certain loans in favor of the Companies, which loans are secured by the Collateral (as hereinafter defined); and

WHEREAS, the Companies are indebted to the Subordinated Creditor in respect of Subordinated Indebtedness described on Exhibit A attached hereto, which Subordinated Indebtedness is secured by some or all of the Collateral; and

WHEREAS, the Companies intend to use a portion of the proceeds of the Senior Indebtedness (as hereinafter defined) to pay a portion of the outstanding Subordinated Indebtedness; and

WHEREAS, it is a condition precedent to the Senior Lenders' willingness to make loans to the Companies pursuant to the Senior Loan Agreement that the Subordinated Creditor enter into this Agreement which, among other things, subordinates (i) the payment of the Subordinated Creditor's loans to Companies to the payment of any and all indebtedness of the Companies to the Senior Agent and the Senior Lenders, and (ii) the liens of the Subordinated Creditor in the Collateral to the liens of the Senior Agent, for the benefit of the Senior Lenders in such Collateral.

ACCORDINGLY, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Subordinated Creditor hereby agrees as follows:

1.            Definitions. As used herein, the following terms have the meanings set forth below:

"Collateral" means all property now or at any time hereafter securing payment of any Senior Indebtedness, including all proceeds thereof; and including, but not limited to the "Collateral" (as such term is defined in the Senior Loan Agreement).

"Lien" means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.

1

"Senior Indebtedness" is used herein in its most comprehensive sense and means any and all advances, debts, obligations and liabilities of the Companies to the Senior Agent and the Senior Lenders, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, joint or several, determined or undetermined, and whether the Companies (or any of them) may be liable individually or jointly with others, or whether recovery upon such indebtedness may be or hereafter becomes unenforceable, and including all interest and/or fees accruing on such indebtedness after the commencement of a bankruptcy or insolvency proceeding, whether or not allowed in such proceeding (including, without limitation, all principal, interest, fees, reimbursement obligations with indemnities, costs and expenses from time to time outstanding pursuant to or under the Senior Loan Documents) up to an aggregate amount not to exceed the sum of: (a) up to $9,200,000 of loans at any time outstanding pursuant to the Senior Loan Agreement; plus (b) all accrued but unpaid interest arising under or with respect to the Senior Loan Documents (including, in the event of a bankruptcy or insolvency proceeding, any and all post-petition interest and costs from and after the date of filing of a petition by or against Borrower or its bankruptcy estate, whether or not such amounts are allowed as a claim against Borrower in any bankruptcy or insolvency proceeding); plus (c) all amounts advanced by Senior Agent and/or Senior Lenders under the Senior Loan Documents, or costs and expenses incurred by Senior Agent and Senior Lenders, (i) to maintain, protect or preserve the Collateral and/or the rights of the Senior Agent and Senior Lenders under the Senior Loan Documents, (ii) to enhance the likelihood of, or to maximize the amount of, repayment of the Senior Indebtedness, or (iii) is made to pay any amount chargeable to the Companies under the Senior Loan Documents ( including by way of example, costs of collection, court costs, appraisal and consulting fees, reasonable attorneys' fees, auctioneers' fees, rent, storage, insurance premiums and like items, and whether or not such amounts are allowed as a claim against the Companies in connection with any bankruptcy or insolvency proceeding); plus (d) all unreimbursed fees, charges, costs, expenses and indemnities owing by the Companies to Senior Agent and Senior Lenders under or in connection with the Senior Loan Documents.

"Senior Indebtedness Default" means the occurrence of any Default or Event of Default (as such terms are defined in the Senior Loan Agreement).

"Senior Loan Documents" means, collectively, the "Loan Documents" as such term is defined in the Senior Loan Agreement.

2

"Standstill Period" means, with respect to (i) the occurrence of any Subordinated Payment Default on account of the failure by the Companies to make any payment required to be made under Sections 3(a), (c), (d) and (e) of the Subordinated Note (as in effect as of the date of this Agreement), the period of ninety (90) days following the date of delivery by Subordinated Creditor to Senior Agent of the applicable Subordinated Payment Default Notice, and (ii) the occurrence of any Subordinated Payment Default on account of the failure by the Companies to make any payment required to be made under Section 3(b) of the Subordinated Note (as in effect as of the date of this Agreement), the period of thirty (30) days following the date of delivery by Subordinated Creditor to Senior Agent of the applicable Subordinated Payment Default Notice; provided, in each case, that to the extent that any Senior Indebtedness Default shall have occurred and be continuing at the time of delivery of such Subordinated Payment Default Notice (other than a Senior Indebtedness Default arising solely as a result of the applicable Subordinated Payment Default), such period shall be extended to the date one hundred eighty (180) days following the occurrence of such Senior Indebtedness Default.

"Subordinated Indebtedness" is used herein in its most comprehensive sense and means each and every advance, debt, liability and obligation of every type and description, whether voluntary or involuntary and however arising, which the Companies may now or at any time hereafter owe to the Subordinated Creditor, whether such advance, debt, liability or obligation now exists or is hereafter created or incurred, and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, joint, several or joint and several, determined or undetermined, and whether the Companies (or any of them) may be liable individually or jointly with others, or whether recovery upon such indebtedness may be or hereafter becomes unenforceable, and including all interest and/or fees accruing on such indebtedness after the commencement of a bankruptcy or insolvency proceeding, whether or not allowed in such proceeding, including, without limitation, the indebtedness of the Companies owing to Subordinated Creditor described on Exhibit A attached hereto.

"Subordinate Payment Default" means any failure by Companies to make any payment required to be made under Section 3 of the Subordinated Note (as in effect as of the date of this Agreement).

"Subordinated Payment Default Notice" has the meaning set forth in Section 5(b) of this Agreement.

"Subordinated Note" means that certain Amended and Restated Subordinated Promissory Note dated February 8, 2013, made by the Companies in favor of the Subordinated Creditor referred to on Exhibit A attached hereto.

2.            Subordination of Debt; Restrictions on Payments.

(a)          The payment of all of the Subordinated Indebtedness is hereby expressly subordinated to the payment in full of the Senior Indebtedness. Until all of Senior Indebtedness has been paid in full and the Senior Agent, on behalf of the Senior Lenders, has released its Lien in the Collateral, the Subordinated Creditor shall not, without the Senior Agent's prior written consent, demand, receive or accept any payment (whether of principal, interest or otherwise) from the Companies in respect of the Subordinated Indebtedness, or exercise any right of or permit any setoff in respect of the Subordinated Indebtedness except as set forth herein. The Subordinated Indebtedness shall continue to be subordinated to the Senior Indebtedness even if all or a portion of the Senior Indebtedness is deemed unsecured, undersecured, subordinated, avoided or disallowed under the United States Bankruptcy Code or other applicable law.

3

(b)          Notwithstanding anything contained in this Agreement to the contrary, the Companies may pay, and the Subordinated Creditor may accept payments of Subordinated Indebtedness in accordance with the following:

(i)          Provided that no Senior Indebtedness Default has occurred and continues to then exist, upon the consummation of the Fort Worth Refinancing (as defined in the Senior Loan Agreement), the Fort Worth Refinancing Proceeds (as defined in the Senior Loan Agreement) shall be applied by the Companies as follows:

(A) first, to the extent that Companies' 30 Day Average Liquidity (as defined in the Senior Loan Agreement) for the thirty (30) day period immediately preceding the receipt of the Fort Worth Refinancing Proceeds is less than $500,000, to the repayment of Senior Indebtedness in the manner contemplated by the Senior Loan Agreement, until the Companies' 30 Day Average Liquidity (as defined in the Senior Loan Agreement) for the thirty (30) day period immediately preceding the receipt of the Fort Worth Refinancing Proceeds (as defined in the Senior Loan Agreement) is equal to $500,000;

(B) second, (x) fifty percent (50%) of the remaining Fort Worth Refinancing Proceeds (if any) shall be applied to the outstanding Subordinated Indebtedness, and (y) fifty percent (50%) of such Fort Worth Refinancing Proceeds shall be applied to reduce the outstanding Senior Indebtedness until the Companies' 30 Day Average Liquidity (as defined in the Senior Loan Agreement) for the thirty (30) day period immediately preceding the receipt of the Fort Worth Refinancing Proceeds (as defined in the Senior Loan Agreement) is equal to $1,000,000; and

(C) then, any remaining Forth Worth Refinancing Proceeds may be applied to the outstanding Subordinated Indebtedness;

provided, however, in no event shall the amounts applied to the Subordinated Indebtedness on account of the Fort Worth Refinancing Proceeds exceed $700,000. If there are excess Fort Worth Refinancing Proceeds after giving effect to payment of the Subordinated Indebtedness contemplated by this Section 2(b)(i), then such excess Fort Worth Refinancing Proceeds shall be applied to the Senior Indebtedness pursuant to the terms of the Senior Loan Agreement.

(ii)         The Companies may, within one (1) business day of receipt, make payment on the Subordinated Indebtedness in an amount equal to the net cash proceeds (not to exceed $300,000) arising from the sale of the Tyler Texas Property (as defined in the Senior Loan Agreement).

4

(iii)        Upon the expiration of the AT&T Distribution Agreement (as defined in the Senior Loan Agreement), provided that (A) the portion of the Senior Indebtedness attributable to the then outstanding advances against Eligible Transfer Right Subscribers and Eligible Pre-Bill Cellular Accounts (each a component of the Borrowing Base, as such terms are defined in the Senior Loan Agreement) has been irrevocably paid in full, and (B) no Senior Indebtedness Default has occurred and continues to then exist, and (C) Companies' 30 Day Average Liquidity (as defined in the Senior Loan Agreement) for the thirty (30) day period immediately preceding the date of (and after giving effect to) the payment on the Subordinated Indebtedness described in this Section 2(b)(iii) is no less than $1,000,000, then, as soon as reasonably practicable following the receipt of the final payment (net of all applicable clawbacks and off-set rights, if any, described in the AT&T Distribution Agreement) from AT&T (as defined in the Senior Loan Agreement) following the transfer of all Eligible Transfer Right Subscribers to AT&T and following the satisfaction of each of (A), (B) and (C) above, Companies may pay to Subordinated Creditor any then accrued, past-due but unpaid principal and interest on the Subordinated Indebtedness in an amount not to exceed any excess proceeds received in connection with the expiration of the AT&T Distribution Agreement and the related transfer of the Eligible Transfer Right Subscribers by the Company to AT&T.

(iv)         Companies may make regularly scheduled payments of principal on account of the Subordinated Indebtedness required under Section 3(a) of the Subordinated Note (as in effect as of the date of this Agreement), provided that after giving effect to any such payment (A) Companies' 30 Day Average Liquidity (as defined in the Senior Loan Agreement) for the thirty (30) day period immediately preceding such payment would be greater than $1,000,000, and (B) Companies have achieved EBITDA (as defined in the Senior Loan Agreement) of no less than the EBITDA amount set forth on Schedule 10.5 of the Senior Loan Agreement as of the end of the most recently ended testing period under the Senior Loan Agreement, and (C) no Senior Indebtedness Default has occurred and continues to then exist.

(v)          Provided that no Senior Indebtedness Default has occurred and continues to then exist, Companies may make regularly scheduled payments on account of the Subordinated Indebtedness required under Section 3(b) of the Subordinated Note (as in effect as of the date of this Agreement).

3.            Collateral Subordination.

(a)          Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Subordinated Indebtedness granted on the Collateral or any Liens securing the Senior Indebtedness granted on the Collateral, and notwithstanding any provision of the Uniform Commercial Code or any other applicable law or the documents, instruments and agreements creating, evidencing or securing the Subordinated Indebtedness or any defect or deficiencies in, or failure to perfect, the Liens securing the Senior Indebtedness or any other circumstances whatsoever, the Subordinated Creditor hereby agrees that any Lien on the Collateral securing any Senior Indebtedness now or hereafter held by or on behalf of the Senior Agent and/or the Senior Lenders, or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing any Subordinated Indebtedness.

5

(b)          The Subordinated Creditor agrees that it will not (and hereby waives any right to) contest or support any other person in contesting, in any proceeding, including, without limitation, any Insolvency Proceeding (as hereinafter defined), the perfection, priority, validity, or enforceability of any Lien held by or on behalf of the Senior Agent and/or the Senior Lenders or the provisions of this Agreement.

4.            Receipt of Prohibited Payments. If the Subordinated Creditor receives any payment on the Subordinated Indebtedness that the Subordinated Creditor is not entitled to receive under the provisions of this Agreement, the Subordinated Creditor will hold the amount so received in trust for the Senior Agent, on behalf of the Senior Lenders, and will forthwith turn over such payment to the Senior Agent in the form received (except for the endorsement of the Subordinated Creditor where necessary) for application to then-existing Senior Indebtedness (whether or not due), in such manner of application as the Senior Agent may deem appropriate. If the Subordinated Creditor exercises any right of setoff against any party, the Subordinated Creditor will promptly pay over to the Senior Agent, in immediately available funds, an amount equal to the amount of the claims or obligations offset. If the Subordinated Creditor fails to make any endorsement required under this Agreement, the Senior Agent, or any of its officers or employees or agents on behalf of the Senior Agent, is hereby irrevocably appointed as the attorney-in-fact (which appointment is coupled with an interest) for the Subordinated Creditor to make such endorsement in the Subordinated Creditor's name.

5.            Action on Subordinated Indebtedness; Senior Agent Exercise of Remedies; Release of Collateral.

(a)          Except as otherwise permitted under Section 5(b), until the payment in full of all Senior Indebtedness the Subordinated Creditor will not:

(i)          commence any action or proceeding against any of the Companies to recover all or any part of the Subordinated Indebtedness, or join with any creditor (unless the Senior Agent and/or Senior Lenders shall so join) in bringing any Insolvency Proceeding, or take possession of, sell, or dispose of any Collateral, or exercise or enforce any right or remedy available to the Subordinated Creditor with respect to any such Collateral (all actions with respect to the Collateral, being a "Collateral Remedy"), unless and until all Senior Indebtedness has been paid in full and the Senior Agent has released its Lien in the Collateral; or

6

(ii)         contest, protest or object to any foreclosure proceeding or action brought by or on behalf of the Senior Agent, or any other exercise by the Senior Agent and/or Senior Lenders of any rights or remedies relating to the Collateral under the Senior Loan Agreement and any related documents.

(b)          Subordinated Creditor shall deliver to the Senior Agent and the Companies a notice of any Subordinate Payment Default (a "Subordinate Payment Default Notice"). Provided that no Senior Indebtedness Default exists either at the time of such Subordinate Payment Default Notice or upon the expiration of the Standstill Period, then, in the event that the Companies shall fail to cure such Subordinate Payment Default prior to the expiration of the Standstill Period, Subordinated Creditor shall be permitted to exercise all of its rights and remedies under the loan documents relating to the Subordinated Indebtedness (including, any Collateral Remedy) without the Senior Agent's prior written consent; subject however, to the superior lien of Senior Agent. Notwithstanding the foregoing, if at the conclusion of the Standstill Period Senior Agent has initiated and is diligently pursuing exercise of rights and remedies with respect to all or any material portion of the Collateral, Subordinated Creditor shall not exercise any Collateral Remedy.

(c)          Subordinated Creditor acknowledges and agrees that until the payment in full of all Senior Indebtedness, the Senior Agent and the Senior Lenders shall have the right to enforce rights, exercise remedies (including, but not limited to, the right to credit bid the Senior Indebtedness) and make determinations regarding the release, disposition or restrictions with respect to the Collateral without any consultation with or the consent of Subordinated Creditor. In exercising rights and remedies with respect to the Collateral, the Senior Agent and the Senior Lenders may enforce provisions of the Senior Loan Agreement and related documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under applicable law.

(d)          If in connection with the exercise of the Senior Agent's remedies in respect of Collateral, the Senior Agent, on behalf of the Senior Lenders, releases its Lien on any part of the Collateral, then so long as (i) such release of Liens is in connection with a sale or other disposition of such Collateral after the commencement of an Insolvency Proceeding or otherwise conducted in accordance with applicable law, (ii) the proceeds of such sale are applied to the Senior Indebtedness in accordance with the provisions of the Senior Loan Agreement, and (iii) any excess proceeds of such sale (after payment in full of the Senior Indebtedness) are applied to the Subordinated Indebtedness or as otherwise required in accordance with applicable law, then the Liens of the Subordinated Creditor on such Collateral shall be automatically, unconditionally and simultaneously released. The Subordinated Creditor promptly shall execute and deliver to the Senior Agent such termination statements, discharges, releases and other documents as the Senior Agent may request to effectuate or confirm such release.

7

(e)          If in connection with any sale, lease, exchange, transfer or other disposition (a "Disposition") of any Collateral by any Company permitted under the terms of the Senior Loan Agreement or related documents or to which the Senior Agent and/or the Senior Lenders have otherwise consented, the Senior Agent, on behalf of itself and the Senior Lenders, releases its Lien on any part of the Collateral subject to such Disposition, then the Liens, if any, of the Subordinated Creditor on such Collateral shall be automatically, unconditionally and simultaneously released, provided, however, in the event that after the refinancing of the Fort Worth Texas Property the Senior Agent on behalf of itself and the Senior Lenders, maintains a Lien on any part of the Fort Worth Texas Property subject to a Lien in connection with such refinancing, then the Subordinated Creditor may maintain a Lien on such part of the Fort Worth Texas Property which such Lien shall be subject to the terms and conditions of this Agreement. The Subordinated Creditor promptly shall execute and deliver to the Senior Agent or the applicable Company such termination statements, discharges, releases and other documents as the Senior Agent or such Company may request to effectuate or confirm such release.

(f)          Until the payment in full of the Senior Indebtedness, Subordinated Creditor hereby irrevocably constitutes and appoints the Senior Agent or any of its officers or employees on behalf of the Senior Agent, as the attorney-in-fact for the Subordinated Creditor (which appointment is coupled with an interest) with the power and authority in the place and stead of the Subordinated Creditor, from time to time in Senior Agent's discretion, for the purpose of this Section 5, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5, including, but not limited to, any endorsements or other instruments of transfer or release.

6.            Notice of Default. So long as the Senior Indebtedness shall remain outstanding, each of the Subordinated Creditor and the Senior Agent shall provide to each other written notice of any default under the Subordinated Indebtedness and the Senior Indebtedness, as applicable, provided, however, that neither party shall be liable to the other for any failure to do so.

7.            Bankruptcy and Insolvency. In the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement with creditors, whether or not pursuant to bankruptcy law, the sale of all or substantially all of the assets of any of the Companies, dissolution, liquidation or any other marshalling of the assets or liabilities of any of the Companies (an "Insolvency Proceeding"), the Subordinated Creditor will file all claims, proofs of claim or other instruments of similar character necessary to enforce the obligations of the applicable Company in respect of the Subordinated Indebtedness and will hold in trust for the Senior Agent and promptly pay over to the Senior Agent in the form received (except for the endorsement of the Subordinated Creditor where necessary) for application to the then-existing the Senior Indebtedness, any and all moneys, dividends or other assets received in any such proceedings on account of the Subordinated Indebtedness, unless and until the Senior Indebtedness has been paid in full and the Senior Agent's Lien in the Collateral has been terminated. If the Subordinated Creditor shall fail to take any such action, the Senior Agent, as attorney-in-fact for the Subordinated Creditor, may take such action on the Subordinated Creditor's behalf. The Subordinated Creditor hereby irrevocably appoints the Senior Agent, or any of its officers or employees on behalf of the Senior Agent, as the attorney-in-fact for the Subordinated Creditor (which appointment is coupled with an interest) with the power but not the duty to demand, sue for, collect and receive any and all such moneys, dividends or other assets and give acquittance therefor and to file any claim, proof of claim or other instrument of similar character, to vote claims comprising Subordinated Indebtedness to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension and to take such other action in the Senior Agent's own name or in the name of the Subordinated Creditor as the Senior Agent may deem necessary or advisable for the enforcement of the agreements contained herein; and the Subordinated Creditor will execute and deliver to the Senior Agent such other and further powers-of-attorney or instruments as the Senior Agent may request in order to accomplish the foregoing. If the Senior Agent desires to permit the use of cash collateral or to provide post-petition financing to the Company, the Subordinated Creditor shall not object to the same or assert that its interests are not being adequately protected.

8

8.          Transfer of Subordinated Indebtedness. The Subordinated Creditor will mark its books conspicuously to evidence the subordination effected hereby. Without the prior written consent of the Senior Agent, the Subordinated Creditor will not assign, transfer or pledge any other person any of the Subordinated Indebtedness, other than a person who agrees in writing to become a party hereto and to succeed to the rights and to be bound by all of the obligations of such Subordinated Creditor hereunder. Without the prior written consent of the Senior Agent, the Subordinated Creditor will not agree to a discharge or forgiveness of the same.

9.          Appointment of Senior Agent as Agent. The Subordinated Creditor hereby appoints the Senior Agent as its agent to perfect by possession or control its lien in any of the Collateral (a) which lien is capable of being perfected by possession or control and (b) that is, at any time, delivered to and in the possession, or is under the control of the Senior Agent, subject always to the rights of the Senior Agent as prior lien holder. The Senior Agent acknowledges that it holds such Collateral for the benefit of the Subordinated Creditor upon and subject to the terms contained in this Agreement. The Senior Agent agrees to turn over to the Subordinated Creditor with appropriate endorsements any Collateral in its possession upon payment in full of the Senior Indebtedness. Notwithstanding the foregoing, Senior Agent shall not be liable to the Subordinated Creditor for any action or failure to act pursuant to this Section 9 unless the same constitutes gross negligence or willful misconduct on the part of Senior Agent.

10.         Continuing Effect; Amendments to Senior Loan Documents and Subordinated Indebtedness. This Agreement shall constitute a continuing agreement of subordination, and the Senior Agent may, without notice to or consent by the Subordinated Creditor, modify any term of the Senior Indebtedness in reliance upon this Agreement. Without limiting the generality of the foregoing, the Senior Agent and Senior Lenders may, at any time and from time to time, without the consent of or notice to the Subordinated Creditor and without incurring responsibility to the Subordinated Creditor or impairing or releasing any of the Senior Agent's rights or any of the Subordinated Creditor's obligations hereunder:

(a)          change the interest rate or change the amount of payment or extend the time for payment or renew or otherwise alter the terms of any the Senior Indebtedness or any instrument evidencing the same in any manner;

(b)          sell, exchange, release or otherwise deal with any property at any time securing payment of the Senior Indebtedness or any part thereof;

9

(c)          release anyone liable in any manner for the payment or collection of the Senior Indebtedness or any part thereof;

(d)          exercise or refrain from exercising any right against any of the Companies or any other person (including, but not limited to, the Subordinated Creditor); and

(e)          apply any sums received by the Senior Agent and/or the Senior Lenders, by whomsoever paid and however realized, to the Senior Indebtedness in such manner as the Senior Agent shall deem appropriate.

Until the Senior Indebtedness is paid in full, notwithstanding anything to the contrary in any document or agreement evidencing the Subordinated Indebtedness, the Subordinated Creditor shall not and the Companies shall not, without the prior written consent of the Senior Lender, agree to any amendment or supplement to or consent to any departure or waiver from, or other modification to, any document or agreement evidencing the Subordinated Indebtedness.

11.         No Commitment. None of the provisions of this Agreement shall be deemed or construed to constitute or imply any commitment or obligation on the part of the Senior Agent or Senior Lenders to make any future loans or other extensions of credit or financial accommodations to the Companies or to any affiliates of the Companies.

12.         Notice. All notices and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by registered mail, postage prepaid, or (iii) transmitted by facsimile, in each case addressed to the party to whom notice is being given at its address as set forth below:

If to the Subordinated Creditor:

Thermo Credit, LLC

639 Loyola Avenue, Suite 2565

New Orleans LA 70113

Attention: Seth Block

Facsimile:

With a copy to:

Gardere Wynne Sewell LLP

1601 Elm Street, Suite 3000

Dallas, TX 75201

Attention: Steven S. Camp

Facsimile: 214-999-3354

10

If to Senior Agent or Senior Lender, at the address set forth below:

c/o Downtown Capital Partners, LLC

One Barker Ave., Suite 260

White Plains, NY 10601

Attention: Gary Katz

Facsimile: 914-698-9614

With a copy to:

Greenberg Traurig, LLP

One International Place

Boston, MA 02110

Attn: Jeffrey M. Wolf, Esq.

Facsimile: 617-310-6001

or at such other address as may hereafter be designated in writing by that party. All such notices or other communications shall be deemed to have been given on (i) the date received if delivered personally, (ii) the date of posting if delivered by mail, or (iii) the date of transmission if delivered by telecopy.

13.         Conflict in Agreements. If the subordination provisions of any instrument evidencing Subordinated Indebtedness conflict with the terms of this Agreement, the terms of this Agreement shall govern the relationship between the Senior Agent and the Subordinated Creditor.

14.         No Waiver; No Amendment. No waiver shall be deemed to be made by the Senior Agent of any of its rights hereunder unless the same shall be in writing signed on behalf of the Senior Agent, and each such waiver, if any, shall be a waiver only with respect to the specific matter or matters to which the waiver relates and shall in no way impair the rights of the Senior Agent or the obligations of the Subordinated Creditor to the Senior Agent in any other respect at any time. This Agreement may be amended only upon the written agreement of Subordinated Creditor and Senior Agent.

15.         Binding Effect; Acceptance. This Agreement shall be binding upon the Subordinated Creditor and the Subordinated Creditor's heirs, legal representatives, successors and assigns and shall inure to the benefit of the Senior Agent and its participants, successors and assigns irrespective of whether this or any similar agreement is executed by any other creditor of the Company. Notice of acceptance by the Senior Agent of this Agreement or of reliance by the Senior Agent upon this Agreement is hereby waived by the Subordinated Creditor.

16.         Miscellaneous. The paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

11

17.         Governing Law; Consent to Jurisdiction and Venue: Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of New York. Each party consents to the personal jurisdiction of the state and federal courts located in the State of New York in connection with any controversy related to this Agreement, waives any argument that venue in any such forum is not convenient, and agrees that any litigation initiated by any of them in connection with this Agreement may be venued in either the state or federal courts located in the City of White Plains or the City of New York in the State of New York. THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT.

[Signature Page to Follow]

12

IN WITNESS WHEREOF, the Subordinated Creditor has executed this Agreement as of the date and year first above-written.

THERMO CREDIT, LLC

By:	/s/ Seth Block
Name:	Seth Block
Title:	Executive Vice President

Agreed and Acknowledged:

DCP TELETOUCH LENDER, LLC,

as Senior Agent

By:	/s/ Gary Katz
Name:	Gary Katz
Title:	Authorized Representative

13

Acknowledgment by Companies

The undersigned, being the Companies referred to in the foregoing Agreement, hereby (i) acknowledges receipt of a copy thereof, (ii) agree to all of the terms and provisions thereof, (iii) agree to and with the Senior Agent that it shall make no payment on the Subordinated Indebtedness that the Subordinated Creditor would not be entitled to receive under the provisions of the Agreement, (iv) agree that any such payment will constitute a default under the Senior Loan Agreement, and (v) agrees to mark its books conspicuously to evidence the subordination of the Subordinated Indebtedness effected hereby.

TELETOUCH COMMUNICATIONS, INC.

By:	/s/ Thomas A. Hyde, Jr.
Name:	Thomas A. Hyde, Jr.
Title:	President and Chief Operating Officer

PROGRESSIVE CONCEPTS, INC.

By:	/s/ Thomas A. Hyde, Jr.
Name:	Thomas A. Hyde, Jr.
Title:	President and Chief Executive Officer

14

EXHIBIT A

SUBORDINATED INDEBTEDNESS

Indebtedness arising under that certain LOAN AND SECURITY AGREEMENT dated as of APRIL 30, 2008 between Subordinated Creditor and the Companies, as amended through the date hereof, including by that certain SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT dated as of even date herewith, as the same may be amended, restated, supplemented, renewed or extended from time to time, the "Subordinate Loan Agreement") and the Loan Documents (as such term is defined in the Subordinate Loan Agreement) executed in connection therewith, including, without limitation, that certain Amended and Restated Subordinated Promissory Note, dated February 8, 2013 (the "Subordinated Note").

15